UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 8, 2013

Zep Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33633	26-0783366
(State or other jurisdiction of Company or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1310 Seaboard Industrial Avenue,
Atlanta Georgia	30318-2825
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (404) 352-1680

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

Zep Inc. (“the Company”) will participate in several investor conferences and other investor presentations during the summer of 2013.  During such conferences and presentations, the Company will elaborate on its recently announced intention to reduce operating expenses.

To reduce operating expenses, the Company anticipates a variety of complexity-reduction activities, including facilities consolidation, process simplification, product-line and customer rationalization and headcount reductions related to such activities.  The Company currently estimates that the annualized cost savings benefit of the anticipated actions will range between $8 million and $12 million and expects to achieve a majority of its savings run rate, which is expected to result from headcount reductions, beginning early in its fiscal 2014 year.  The remaining cost savings will commence when the Company effects the facilities consolidation and other actions.  The Company expects to finalize its cost-reduction plans during the fourth quarter of its fiscal year 2013, which ends on August 31, 2013.

The Company will incur one-time expenses in connection with the execution of the cost-reduction activities.  While the extent of the expenses is not yet known, the Company estimates that the pre-tax expense of the cost-reduction activities could range between $4 million and $7 million.  The Company expects to recognize the expenses related to the headcount reductions during the fourth quarter of fiscal 2013.  The remaining expenses will be recognized as the Company effects the consolidation of its facilities and implements other measures during fiscal 2014.

The timing and costs of the cost-reduction activities may vary from the Company’s current estimates.  The Company may incur other material charges not currently anticipated due to events that may occur as a result of, or associated with, the cost-reduction activities.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 8, 2013

Zep Inc.

	By:	/s/ Mark R. Bachmann
Mark R. Bachmann
Executive Vice President and Chief Financial Officer